Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Incentive Plan, the Employee Stock Purchase Plan and the 2010 Stock Incentive Plan of Invitae Corporation of our report dated November 6, 2014 (except for the last paragraph of Note 1, as to which the date is February 9, 2015), with respect to the financial statements of Invitae Corporation included in the Registration Statement (Form S-1 No. 333-201433), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 11, 2015